Rivian Releases Second Quarter 2026 Financial Results

•Began external R2 deliveries
•Delivered $1.658 billion of revenue, a 27 percent increase over the same quarter last year, and achieved gross profit of $179 million
•Continued progress across vertically integrated technologies including the introduction of the Rivian Assistant
•Improved guidance outlook across deliveries, adjusted EBITDA and capital expenditures

Irvine, California, July 30, 2026: Rivian Automotive, Inc. (NASDAQ: RIVN), an American automotive technology company that develops and manufactures category-defining electric vehicles as well as vertically integrated technologies and offers a suite of value-added services, today announced its second quarter 2026 financial results.

RJ Scaringe, Rivian Founder and CEO, said:
“This quarter we began external deliveries of R2. I believe R2 will be a game changer for our customers and a driver of Rivian’s long-term growth and profitability. This quarter we also hosted over 57,000 demo drives, a Rivian record. The U.S. automotive marketplace is starved for high-quality EV choice, and I believe R2 is an attractively priced option for everyday adventures that will resonate with a broad set of consumers.”

Business Highlights

On June 9, Rivian began external deliveries of R2, an affordable mid-size SUV that brings Rivian’s design, performance, and technology to a significantly broader audience. Thoughtfully designed, R2 is responsive and maneuverable in urban environments while retaining Rivian’s adventurous DNA. R2 features a spacious interior, 5G connectivity, class-leading infotainment compute, and marks an evolution in software-defined vehicles.

The R2 is produced on a new manufacturing line at Rivian's Normal, Illinois facility, supporting thousands of American jobs. To expand capacity, Rivian is constructing a second plant in Georgia. This facility is expected to add up to 300,000 units of annual capacity for the R2, a future Robotaxi variant of R2, and upcoming models including R3.

Amazon now has over 40,000 custom-built Rivian Electric Delivery Vans active in its fleet delivering packages across thousands of cities in North America. In addition to the EDV standard pack variant already on the road, Rivian is developing new variants with a large battery pack and AWD to support Amazon’s needs. In the second quarter, Rivian surpassed one billion miles driven on its Rivian Commercial Van platform.

Rivian continues to invest in autonomy hardware and software, viewing advanced self-driving capabilities as a key future differentiator. With development on track, the company expects to begin rolling out point-to-point advanced assisted driving capabilities by the end of this year.

Rivian ended the quarter with approximately $5.3 billion of cash, cash equivalents, and short-term investments. In July, Rivian sold 86.25 million class A shares in a follow-on equity offering to raise approximately $1.3 billion for general corporate purposes including the funding of certain equity contributions and reserves associated with the Department of Energy loan for the construction of the company’s Georgia plant. Additionally, later this year the company expects to receive $1 billion in non-

recourse debt financing from Volkswagen Group and an additional $250 million equity investment from Uber, both subject to the completion of certain conditions. Rivian’s current available liquidity and targeted future capital to support the company’s investments in growth initiatives is over $14 billion. This includes current liquidity, the Department of Energy Loan and additional targeted equity investments from Uber and Volkswagen Group, which are each subject to certain conditions.

Second Quarter 2026 Results Summary

Production and Deliveries
•12,613 vehicles produced at Rivian’s manufacturing facility in Normal, Illinois.
•12,194 vehicles delivered to customers.

Revenues
•Consolidated revenue was $1.658 billion, a 27 percent increase over the same quarter of the prior year. This was driven by a 14 percent year-over-year increase in delivery volumes, $108 million in revenues related to regulatory credits, and strong performance from the company’s software and services segment.
◦Automotive segment revenue was $1.143 billion, a 23 percent increase over the same quarter of the prior year, primarily due to the increase in vehicle deliveries and a $103 million increase in revenues related to regulatory credits, partially offset by a decline in average vehicle selling prices due to a higher mix of commercial van and R2 deliveries.
◦Software and services segment revenue was $515 million, a 37 percent increase over the same quarter of the prior year, due to an increase in vehicle electrical architecture and software development services, vehicle repair and maintenance services, and Autonomy+, offset by lower remarketing sales. $308 million or 60 percent of software and services revenue was attributable to the company’s joint venture with Volkswagen Group.

Gross Profit
•Consolidated gross profit was $179 million, a $385 million improvement over the same quarter in the prior year.
◦Automotive gross profit loss was $(36) million compared to $(335) million for the same quarter in 2025, a $299 million improvement primarily due to increases in delivery and production volumes, an increase in revenues related to regulatory credits, and an IEEPA tariff refund receivable, partially offset by the ramp of R2 production. In the quarter, Rivian recognized approximately $100 million in incremental cost of revenues due to the ramp of R2 production as compared to production at more normalized levels.
◦Software and services segment gross profit was $215 million, a 42 percent margin and $86 million increase over the same quarter of the prior year due to vehicle electrical architecture and software development services provided by the joint venture with Volkswagen Group.

Operating Expenses and Operating Loss
•Total operating expenses in the second quarter increased to $1.015 billion, compared to $908 million in the same quarter of the prior year.
◦Research and development (R&D) expense was $466 million compared to $410 million in the same quarter of the prior year. The increase was primarily driven by software expenses to support AI and autonomy initiatives, as well as payroll and related expenses for the R2 launch, partially offset by a reduction in engineering, design, and development spend.
◦Selling, general and administrative (SG&A) expense was $549 million compared to $498 million in the same quarter of the prior year. The increase was primarily related to expanding the company’s go-to-market operations and footprint to support the R2 launch, including higher payroll and stock-based compensation expenses, facilities related spend, and software expense.
•For the second quarter of 2026, the company experienced a loss from operations of $(836) million compared to $(1.114) billion in the same quarter of the prior year, a $278 million improvement.

Adjusted Operating Expenses (non-GAAP)
•Total adjusted operating expenses for the second quarter of 2026 were $731 million compared to $681 million for the same quarter of the prior year.
◦Adjusted R&D expenses for the second quarter of 2026 were $347 million compared to $316 million for the same quarter of the prior year.
◦Adjusted SG&A expenses for the second quarter of 2026 were $384 million compared to $365 million for the same quarter of the prior year.

Net Loss
•Net loss attributable to common stockholders for the second quarter of 2026 was $(837) million compared to $(1.115) billion for the same quarter of the prior year.

Adjusted EBITDA (non-GAAP)
•Adjusted EBITDA for the second quarter of 2026 was $(379) million compared to $(667) million for the same quarter of the prior year.

Net Cash Used in Operating Activities
•Net cash used by operating activities for the second quarter of 2026 was $(487) million, compared to $64 million for the same quarter of the prior year, primarily driven by a change in cash used by working capital. Cash used by working capital for the second quarter of 2026 was driven by a buildup of inventory purchases to support the launch of R2, partially offset by corresponding increases in accounts payable and accrued liabilities. The second quarter of the prior year benefited from increased deferred revenues, primarily due to the investment received from Volkswagen Group.

Capital Expenditures
•Capital expenditures for the second quarter of 2026 were $(362) million, compared to $(462) million for the same quarter of the prior year.

Liquidity and Free Cash Flow (non-GAAP)
•Rivian ended the second quarter of 2026 with $5.310 billion in cash, cash equivalents, and short-term investments.
◦Including the capacity under its asset-based revolving-credit facility, the company ended the second quarter of 2026 with $5.846 billion of total liquidity, which, with the pro forma addition of approximately $1.317 billion of net proceeds from the July follow-on equity offering, would be total available liquidity of $7.163 billion.

•Rivian defines free cash flow as net cash used or provided by operating activities less capital expenditures. The net cash used by operating activities coupled with the increase in capital expenditures discussed above resulted in free cash flow* of $(849) million for the second quarter of 2026 compared to free cash flow of $(398) million for the same quarter of the prior year.

2026 Annual Guidance Summary
•Deliveries increased by 3,000 units in early July as a result of the progress Rivian has made and the production and delivery outlook for the second half of the year.
•Adjusted EBITDA improved by $50 million at the mid-point due to better than expected revenue related to regulatory credits in the second quarter of 2026 and increasing delivery volumes partially offset by increasing raw material, memory, and logistics costs.
•Capital Expenditures reduced by $250 million at the mid-point due to project efficiencies and timing of spend.

Current Outlook
Vehicles Delivered	65,000 – 70,000
Adjusted EBITDA	$(2.00)B – $(1.80)B
Capital Expenditures	$1.70B – $1.80B

Second Quarter 2026 Results Webcast and Replay Information
Rivian will host an audio webcast to discuss its results and provide a business update at 2:00pm PT / 5:00pm ET on July 30, 2026. The link to the webcast and shareholder presentation will be made available on the company’s Investor Relations website at rivian.com/investors. After the call, a replay will be available at rivian.com/investors for four weeks.

Quarterly Financial Performance

(in millions, except production, delivery, and gross margin)
(unaudited)

	Three Months Ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
Production	5,979	10,720	10,974	10,236	12,613
Delivery	10,661	13,201	9,745	10,365	12,194

Revenues
Automotive	$927	$1,142	$839	$908	$1,143
Software and services	376	416	447	473	515
Total revenues	$1,303	$1,558	$1,286	$1,381	$1,658
Cost of revenues
Automotive	$1,262	$1,272	$898	$970	$1,179
Software and services	247	262	268	292	300
Total cost of revenues	$1,509	$1,534	$1,166	$1,262	$1,479
Gross profit	$(206)	$24	$120	$119	$179
Gross margin	(16)%	2%	9%	9%	11%

Research and development	$410	$453	$424	$458	$466
Selling, general, and administrative	498	554	529	542	549
Total operating expenses	$908	$1,007	$953	$1,000	$1,015
Adjusted research and development (non-GAAP)¹	$316	$361	$328	$348	$347
Adjusted selling, general, and administrative (non-GAAP)¹	365	422	384	392	384
Total adjusted operating expenses (non-GAAP)¹	$681	$783	$712	$740	$731

Adjusted EBITDA (non-GAAP)[1]	$(667)	$(602)	$(465)	$(472)	$(379)
Cash, cash equivalents, and short-term investments	$7,508	$7,088	$6,082	$4,830	$5,310

Net cash provided (used) by operating activities	$64	$26	$(681)	$(703)	$(487)
Capital expenditures	(462)	(447)	(463)	(372)	(362)
Free cash flow (non-GAAP)[1]	$(398)	$(421)	$(1,144)	$(1,075)	$(849)

Depreciation and amortization expense
Cost of revenues	$185	$125	$108	$122	$138
Research and development	17	18	20	23	25
Selling, general, and administrative	52	55	59	57	64
Total depreciation and amortization expense	$254	$198	$187	$202	$227

Stock-based compensation expense
Cost of revenues	$37	$24	$26	$27	$31
Research and development	77	74	76	87	94
Selling, general, and administrative	81	77	86	93	101
Total stock-based compensation expense	$195	$175	$188	$207	$226
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this presentation.

Condensed Consolidated Balance Sheets[1]

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2025	June 30, 2026
Current assets:
Cash and cash equivalents	$3,579	$3,592
Short-term investments	2,503	1,718
Accounts receivable, net	555	370
Inventory	1,594	1,661
Other current assets	361	277
Total current assets	8,592	7,618
Property, plant, and equipment, net	5,119	5,557
Operating lease assets, net	571	708
Strategic investments	119	697
Other non-current assets	463	560
Total assets	$14,864	$15,140

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$595	$889
Accrued liabilities	1,438	1,085
Current portion of deferred revenues, lease liabilities, and other liabilities	1,660	1,646
Total current liabilities	3,693	3,620
Long-term debt	4,440	4,444
Non-current lease liabilities	551	693
Other non-current liabilities	1,586	1,256
Total liabilities	10,270	10,013
Commitments and contingencies
Stockholders' equity:
Preferred stock, $ 0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2025 and June 30, 2026	—	—
Common stock, $0.001 par value; 5,258 and 5,258 shares authorized and 1,240 and 1,362 shares issued and outstanding as of December 31, 2025 and June 30, 2026, respectively	1	1
Additional paid-in capital	31,508	33,305
Accumulated deficit	(26,951)	(28,200)
Accumulated other comprehensive income	8	—
Noncontrolling interest	28	21
Total stockholders' equity	4,594	5,127

Total liabilities and stockholders' equity	$14,864	$15,140
[1] The prior period has been recast to conform to current period presentation.

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2026	2025	2026
Automotive	$927	$1,143	$1,849	$2,051
Software and services	376	515	694	988
Total revenues	1,303	1,658	2,543	3,039
Automotive	1,262	1,179	2,092	2,149
Software and services	247	300	451	592
Total cost of revenues	1,509	1,479	2,543	2,741
Gross profit	(206)	179	—	298
Operating expenses
Research and development	410	466	791	924
Selling, general, and administrative	498	549	978	1,091
Total operating expenses	908	1,015	1,769	2,015
Loss from operations	(1,114)	(836)	(1,769)	(1,717)
Interest income	72	48	153	98
Interest expense	(69)	(68)	(141)	(133)
Other (expense) income, net[1]	(2)	18	105	496
Loss before income taxes	(1,113)	(838)	(1,652)	(1,256)
Provision for income taxes	(2)	1	(4)	3
Net loss	(1,115)	(837)	(1,656)	(1,253)
Less: Net income (loss) attributable to noncontrolling interest	2	(4)	6	(4)
Net loss attributable to common stockholders	$(1,117)	$(833)	$(1,662)	$(1,249)
Net loss attributable to common stockholders, basic and diluted	$(1,117)	$(833)	$(1,662)	$(1,249)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.97)	$(0.63)	$(1.45)	$(0.97)
Weighted-average common shares outstanding, basic and diluted	1,155	1,325	1,146	1,287
[1] During the six months ended June 30, 2026, we recognized a $506 million gain in "Other (expense) income, net" related to the Series A capital raise and related deconsolidation of Mind Robotics.

Condensed Consolidated Statements of Cash Flows[1]

(in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2026
Cash flows from operating activities:
Net loss	$(1,656)	$(1,253)
Depreciation and amortization	396	431
Stock-based compensation expense	377	433
Gain on strategic investments	(101)	(506)
Other non-cash activities	40	43
Changes in operating assets and liabilities:
Accounts receivable, net	189	191
Inventory	108	(215)
Other assets	38	78
Accounts payable and accrued liabilities	120	8
Deferred revenues	403	(362)
Other liabilities	(38)	(38)
Net cash used in operating activities	(124)	(1,190)

Cash flows from investing activities:
Purchases of equity securities and short-term investments	(1,942)	(1,254)
Sales of equity securities and short-term investments	101	22
Maturities of short-term investments	1,527	1,955
Deconsolidation of Mind Robotics, Inc.	—	(114)
Capital expenditures	(800)	(734)
Net cash used in investing activities	(1,114)	(125)

Cash flows from financing activities:
Proceeds from stock-based compensation programs	36	39
Proceeds from issuance of capital stock	750	1,300
Proceeds from issuance of long-term debt	1,250	—
Repayments of long-term debt	(1,250)	—
Other financing activities	(36)	(9)
Net cash provided by financing activities	750	1,330

Effect of exchange rate changes on cash and cash equivalents	6	(2)
Net change in cash	(482)	13
Cash, cash equivalents, and restricted cash—Beginning of period	5,294	3,579
Cash, cash equivalents, and restricted cash—End of period	$4,812	$3,592

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$452	$492
Capital stock issued to settle bonuses	$47	$110
Right-of-use assets obtained in exchange for operating lease liabilities	$134	$203
[1] The prior period has been recast to conform to current period presentation.

Reconciliation of Non-GAAP
Financial Measures

(in millions)
(unaudited)

	Three Months Ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026

Adjusted Research and Development Expenses
Total research and development expenses	$410	$453	$424	$458	$466
R&D depreciation and amortization expenses	(17)	(18)	(20)	(23)	(25)
R&D stock-based compensation expenses	(77)	(74)	(76)	(87)	(94)
Adjusted research and development (non-GAAP)	$316	$361	$328	$348	$347

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$498	$554	$529	$542	$549
SG&A depreciation and amortization expenses	(52)	(55)	(59)	(57)	(64)
SG&A stock-based compensation expenses	(81)	(77)	(86)	(93)	(101)
Adjusted selling, general, and administrative (non-GAAP)	$365	$422	$384	$392	$384

Adjusted Operating Expenses
Total operating expenses	$908	$1,007	$953	$1,000	$1,015
R&D depreciation and amortization expenses	(17)	(18)	(20)	(23)	(25)
R&D stock-based compensation expenses	(77)	(74)	(76)	(87)	(94)
SG&A depreciation and amortization expenses	(52)	(55)	(59)	(57)	(64)
SG&A stock-based compensation expenses	(81)	(77)	(86)	(93)	(101)
Total adjusted operating expenses (non-GAAP)	$681	$783	$712	$740	$731

Adjusted EBITDA
Net loss attributable to common stockholders	$(1,117)	$(1,173)	$(811)	$(416)	$(833)
Interest (income) expense, net	(3)	(7)	—	15	20
Provision for income taxes	2	(1)	3	(2)	(1)
Depreciation and amortization	254	198	187	202	227
Stock-based compensation expense	195	175	188	207	226
Other expense (income), net[1]	2	191	(32)	(478)	(18)
Restructuring expenses	—	15	—	—	—
Adjusted EBITDA (non-GAAP)	$(667)	$(602)	$(465)	$(472)	$(379)
[1] During the six months ended June 30, 2026, we recognized a $506 million gain in "Other (expense) income, net" on the Condensed Consolidated Statements of Operations related to the Series A capital raise and related deconsolidation of Mind Robotics.

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures Continued

(in millions)
(unaudited)

	Three Months Ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026

Free Cash Flow
Net cash provided (used) by operating activities	$64	$26	$(681)	$(703)	$(487)
Capital expenditures	(462)	(447)	(463)	(372)	(362)
Free cash flow (non-GAAP)	$(398)	$(421)	$(1,144)	$(1,075)	$(849)

Forward Looking Statements:

This press release and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, including our future financial results, vehicle profitability and future gross profits, our future capital expenditures, the underlying trends in our business (including customer preferences and expectation), macroeconomic and policy conditions, including changes to the availability of government and economic incentives, including tax credits, for electric vehicles, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, the timeline for the start of production at the Georgia plant, the timeline for drawing on our Department of Energy Loan, our expected future production and deliveries, scaling our service infrastructure, our expected future products and technology and product enhancements, including enhanced performance features and pricing (including the timing of launches and customer deliveries), our roadmap and timeline for the release of our next-generation vehicle autonomy systems, hardware, including RAP1, ACM3 and LiDAR, and software architecture underpinned by artificial intelligence, including LDM, Rivian Assistant, Universal Hands-Free, and RUI, future revenue opportunities, including with respect to the emerging autonomous driving market, our joint venture with Volkswagen Group, including the expected benefits from the partnership and future Volkswagen Group investments, our partnership with Uber Technologies, Inc., including the expected benefits from the partnership and future Uber investments, the achievement of certain milestones and regulatory approval, the timeline, total purchase, and deployment plans for fully autonomous R2 robotaxis by Uber and its fleet partners, the timeline and geographic location for initial commercial deployments and future scaling, and expected benefits from partnerships with other third parties. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage the cost of revenues, operating expenses, and capital expenditures associated with our business and operations; that we will require additional financings to raise capital to support our business; our ability to attract and retain a large number of consumers and maintain strong demand for our vehicles, software and services; the highly competitive automotive and software and services markets in which we operate; demand for and consumers’ willingness to adopt electric vehicles; that our long-term results depend upon our ability to successfully introduce, integrate and market new products and services; that we have experienced and may in the future experience significant delays in the manufacture and delivery of our vehicles; risks associated with the development of complex software and hardware in coordination with our joint venture with Volkswagen Group and our other vendors and suppliers; risks associated with our joint venture with Volkswagen Group; risks associated with additional strategic alliances or acquisitions; we have experienced and could experience in the future cost increases and disruptions in supply of raw materials, components, or equipment used to produce our vehicles; our dependence on establishing and maintaining relationships with vendors and suppliers; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to scale our business and manage future growth effectively; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; that we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; the unavailability, reduction or elimination of government and economic incentives and credits for electric vehicles; that we may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans, and other incentives, including regulatory credits, for which we apply or are approved for; risks associated with breaches in data security, failure of technology systems, cyber-attacks or other security or privacy-related incidents; risk of intellectual property infringement claims; effect of trade tariffs or other trade barriers; effects of export and import control laws; risks related to motor vehicle safety standards; delays, limitations and risks related to permits and other approvals required to build, operate or expand operations including the construction and development of facilities to support R2; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

*Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward- looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, total adjusted operating expenses, adjusted EBITDA, and free cash flow.

Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted operating expenses is defined as total operating expenses, less R&D depreciation and amortization expenses, R&D stock-based compensation expenses, SG&A depreciation and amortization expenses, and SG&A stock-based compensation expenses.

Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net, and joint venture formation expenses.

Free cash flow is defined as net cash used in operating activities less capital expenditures.

About Rivian:
Rivian (NASDAQ: RIVN) is an American automotive technology company that develops and manufactures category-defining electric vehicles as well as vertically integrated technologies and offers a suite of value-added services. Through innovation across its electrical architecture, end-to-end software, autonomous driving platform, artificial intelligence, and propulsion, the Company creates vehicles that excel at work and play with the goal of accelerating the global transition to zero-emission transportation and energy. Rivian vehicles are manufactured in the United States and are sold directly to consumer and commercial customers. Whether taking families on new adventures or electrifying fleets at scale, Rivian vehicles all share a common goal — preserving the natural world for generations to come.
Contacts:
Investors: ir@rivian.com
Media: Harry Porter, media@rivian.com